UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  December 21, 2009

Zanett, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32589	56-4389547
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

635 Madison Avenue, 15th Floor, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 583-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

On December 21, 2009, Zanett, Inc. (the “Company”), together with its wholly-owned subsidiary, Zanett Commercial Solutions, Inc. (“ZCS”), entered into a Sixth Amendment and Modification to Loan and Security Agreement and Other Loan Documents (the “Amendment”) with Bank of America, N.A., as successor-by-merger to LaSalle Bank National Association (the “Lender”).  The Amendment amends certain terms of the Loan and Security Agreement dated December 21, 2006 between the Lender and the Borrowers, as amended (the “Loan Agreement”).

The Amendment extends the maturity date of the facilities under the Loan Agreement to June 21, 2010.  In addition, the Amendment modified the interest rate on the loan so that the loans bear interest per annum equal to the greatest of (a) the prime rate, (b) the federal funds rate plus 0.5% and (c) the 30-day LIBOR rate plus 1.0%, in each case plus 3.0% per annum.  Prior to entering into the Amendment, the Company had the ability to select between the prime rate and LIBOR for each advance on the revolving loan.  The Amendment also requires the Company to comply with additional financial covenants, namely the maintenance of minimum net availability of not less than $500,000 at all times and excess cash flow of net less than $0 at all times, tested on a quarterly basis commencing with the quarter ending December 31, 2009.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1
Sixth Amendment and Modification to Loan and Security Agreement Other Loan Documents dated as of December 21, 2009, among Bank of America, N.A., as successor-by-merger to LaSalle Bank National Association , Zanett, Inc., Zanett Commercial Solutions, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZANETT, INC.

Date: December 24, 2009	By:	/s/ Dennis Harkins
Dennis Harkins
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Sixth Amendment and Modification to Loan and Security Agreement Other Loan Documents dated as of December 21, 2009, among Bank of America, N.A., as successor-by-merger to LaSalle Bank National Association , Zanett, Inc., Zanett Commercial Solutions, Inc.